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EXHIBIT 10.27

EXECUTION COPY

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Tom McInerney ("Executive") and USA Interactive, a Delaware corporation (the "Company"), and is effective as of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among USA Interactive, T Merger Corp and Ticketmaster, dated as of October 9, 2002, whereby Ticketmaster will become a wholly owned subsidiary of the Company (the "Effective Date").

        WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

        1A.    EMPLOYMENT.    The Company agrees to employ Executive as President, Electronic Retailing, and Executive accepts and agrees to such employment. Executive shall be responsible for overseeing the operations of business units as identified by the Company as part of Electronic Retailing, including initially HSN and related TV, Web and catalog businesses (the "Responsibilities"). During Executive's employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive's position and shall render such services on the terms set forth herein. During Executive's employment with the Company, Executive shall report directly to the Company's Chief Executive Officer or such person(s) as from time to time may be designated by the Company (hereinafter referred to as the "Reporting Officer"). Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Reporting Officer, to the extent consistent with Executive's position and status. Executive agrees to devote all of Executive's working time, attention and efforts to the Company and to perform the duties of Executive's position in accordance with the Company's policies as in effect from time to time. Executive's principal places of employment shall be the Company's offices located in New York, New York and HSN's offices in St. Petersburg, Florida.

        2A.    TERM OF AGREEMENT.    The term ("Term") of this Agreement shall commence on the Effective Date and shall continue until terminated by the parties, including in accordance with the provisions of Section 1 of the Terms and Conditions attached hereto.

        3A.    COMPENSATION.

          (a)    BASE SALARY.    During the Term, the Company shall pay Executive an annual base salary of $450,000 (the "Base Salary"), payable in equal biweekly installments or in accordance with the Company's payroll practice as in effect from time to time. For all purposes under this Agreement, the term "Base Salary" shall refer to Base Salary as in effect from time to time.

          (b)    DISCRETIONARY BONUS.    During the Term, Executive shall be eligible to receive discretionary annual bonuses, except as otherwise provided in paragraph 1(d) of the Terms and Conditions.

          (c)    RESTRICTED STOCK.    In consideration of Executive's entering into this agreement and as an inducement for Executive to join the Company, Executive shall be granted 50,000 restricted shares of common stock of the Company (the "Restricted Stock"), pursuant to the 2000 Stock and Annual Incentive Plan and a restricted stock agreement thereunder ("Restricted Stock Agreement"), subject to the approval of the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). The date of grant of the Restricted Stock shall be the later of (x) the Effective Date and (y) the date on which the grant is approved by the Compensation Committee. The Restricted Stock will be subject to such performance conditions as the Compensation Committee determines are appropriate and advisable to meet the conditions of Section 162(m) of the Internal Revenue Code as currently in effect, as such performance conditions shall be reflected in the minutes of the meeting of the properly constituted Compensation Committee under Section 162(m) considering such performance conditions. The performance conditions of Executive's Restricted Stock will be no less favorable to Executive than the performance conditions made applicable by the Compensation Committee to any restricted stock award granted to other similarly situated executive officers of the Company proximate to the Effective Date (e.g. in December 2002 and/or January or February 2003). Any recommendation the Company may make to the Compensation Committee with respect to the performance conditions shall be mutually acceptable to the Company and Executive, and after being established cannot be subsequently altered without also being mutually acceptable to the Company and Executive. The Restricted Stock shall vest and no longer be subject to any restriction on the third anniversary of the Effective Date, subject to the satisfaction of the performance conditions and Executive's continued employment through such date; provided, however, that in the event (i) the Executive is terminated by the Company without Cause (as defined herein) or (ii) Executive resigns from his position for Good Reason (as defined herein) on any day of the calendar year other than the last day of the Company's taxable year in any given year, all of the above-referenced Restricted Stock shall immediately vest as of the date of Executive's termination as provided in paragraph 1(d) of the Terms and Conditions. For the avoidance of doubt, in the event Executive (i) resigns from his position for Good Reason on any day of the calendar year other than the last day of the Company's taxable year in any given year or (ii) is terminated by the Company without Cause, the Restricted Stock shall vest as provided in paragraph 1(d) of the Terms and Conditions without regard to whether the performance conditions have or have not been met. This Agreement shall prevail in the event of any ambiguity or conflict between the Restricted Stock Agreement and the terms of the grant of Restricted Stock set forth herein.

          (d)    BENEFITS.    From the Effective Date through the date of termination of Executive's employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

            (i)    Reimbursement for Business Expenses.    During the Term, the Company shall reimburse Executive for all reasonable and necessary expenses (including reasonable costs of commercial air travel incurred in commuting on a regular basis between New York, New York and Tampa, Florida) incurred by Executive in performing Executive's duties for the Company, on the same basis as similarly situated employees and in accordance with the Company's policies as in effect from time to time. The Company or its affiliates shall reimburse Executive (including any income taxes associated in connection therewith) for reasonable rental expenses up to $3,000 per month for Executive's apartment in Tampa, Florida; provided, however, Executive agrees the Company or its affiliates may rent same apartment directly if such structure is in the Company's financial interest.

            (ii)    Relocation.    Except as otherwise prohibited by applicable laws or regulations, the Company shall reimburse Executive for his reasonable expenses relating to relocating himself and his family from California to New York as provided in the Company's relocation policies as of the date hereof for senior executives.

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            (iii)    Vacation.    During the Term, Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

        4A.    NOTICES.    All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

If to the Company:	USA Interactive
152 West 57th Street, 42nd Floor New York, NY 10019 Attention: General Counsel
If to Executive:	c/o Home Shopping Network
One HSN Drive
St. Petersburg, FL 33729

Either party may change such party's address for notices by notice duly given pursuant hereto.

        5A.    GOVERNING LAW; JURISDICTION.    This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of New York without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in New York, or, if not maintainable therein, then in an appropriate New York state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

        6A.    COUNTERPARTS.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Executive expressly understands and acknowledges that the Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to "this Agreement" or the use of the term "hereof" shall refer to this Agreement and the Terms and Conditions attached hereto, taken as a whole.

        7A.    APPROVALS.    This Agreement is subject to the approval of the Company's Compensation Committee of the Board of Directors and is only binding upon such approval having been obtained.

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        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on                         .

USA INTERACTIVE
By: Title:
THOMAS J. McINERNEY

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TERMS AND CONDITIONS

        1.    TERMINATION OF EXECUTIVE'S EMPLOYMENT.

          (a)    DEATH.    In the event Executive's employment hereunder is terminated by reason of Executive's death, the Company shall pay Executive's designated beneficiary or beneficiaries, within 30 days of Executive's death in a lump sum in cash, Executive's Base Salary through the end of the month in which death occurs and any Accrued Obligations (as defined in paragraph 1(f) below).

          (b)    DISABILITY.    If, as a result of Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of Executive's duties with the Company for a period of four consecutive months and, within 30 days after written notice is provided to Executive by the Company (in accordance with Section 4A hereof), Executive shall not have returned to the full-time performance of Executive's duties, Executive's employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of Executive's duties with the Company due to Disability, the Company shall continue to pay Executive's Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company. Upon termination of Executive's employment due to Disability, the Company shall pay Executive within 30 days of such termination (i) Executive's Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations (as defined in paragraph 1(f) below).

          (c)    TERMINATION FOR CAUSE.    The Company may terminate Executive's employment under this Agreement for Cause at any time prior to the expiration of the Term. As used herein, "Cause" shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement; (ii) a material breach by Executive of a fiduciary duty owed to the Company; (iii) a material breach by Executive of any of the covenants made by Executive in Section 2 hereof; or (iv) the willful or gross neglect by Executive of the material duties required by this Agreement; provided, however, that other than in this paragraph 1(c)(i) above, Executive shall have the opportunity to cure any such material breach, to the extent curable, within thirty (30) days from receipt by Executive of the Company's written notice of such alleged breach as provided in paragraph 2(g) below. In the event of Executive's termination for Cause, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in paragraph 1(f) below).

          (d)    RESIGNATION; TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE.    If Executive resigns his position with the Company for any reason after June 30, 2003 after having providing notice to the Company 90 days in advance of the resignation date of his intention to resign (provided that Executive shall only give notice to the Company as soon as practicable under the circumstances in the event of Executive's Disability (as defined above) or if due to the need by Executive to give timely care to a family member), (i) the Company shall pay Executive within 30 days of Executive's last day of employment the Base Salary and any other Accrued Obligations (as provided in paragraph 1(e) below) through the last day of Executive's employment; (ii) any restricted stock and stock options Executive has been granted on or before May 31, 2002 by the Company or Ticketmaster and/or Ticketmaster Online-Citysearch, Inc., as the case may be, shall continue to vest until the date that is eighteen (18) months from Executive's date of resignation (the "End Date"); (iii) Executive's right to exercise such vested stock options (including those vested as of the last day of employment and those vesting pursuant to this paragraph 1(d)(ii) above) shall be extended through the End Date, after which time such options shall terminate, provided that in the case of stock options vesting in the immediate three (3) months prior to the End Date, Executive shall have three (3) months to exercise such stock options from the applicable vesting date; (iv) Executive shall be paid a bonus for fiscal 2002 (to the extent not already paid) based on comparable Ticketmaster executives; and (v) Executive shall be eligible to receive a discretionary annual bonus for fiscal 2003 (or the applicable fiscal year, as the case may be) pro rated through the resignation date (collectively (i) through (v) above, the "Resignation Rights").

          The Company shall give Executive three (3) months advance notice if Executive's employment is to be terminated by the Company for any reason other than Death, Disability, or Cause. If (A) after having provided Executive three (3) months advance notice, Executive's employment is terminated by the Company for any reason other than Executive's death or Disability or for Cause, (B) Executive resigns from his position on any day of the calendar year other than the last day of the Company's taxable year in any given year as a result of a material diminution in Responsibilities as provided in Section 1A above or Base Salary (provided that Executive has provided the Company written notice 30 days in advance as provided in paragraph 2(g) below), or (C) the Company materially breaches this Agreement and the cause of the breach or alleged breach is not outside the Company's control and (i) the Company fails to cure such breach or alleged breach within 30 days of Executive having provided the Company written notice alleging such breach as provided in paragraph 2(g) below or (ii) in the case of an alleged breach of a type that would require more time to cure, within 90 days of Executive having provided the Company written notice (this paragraph 1(d)(C) each and together with paragraph 1(d)(B) above, "Good Reason"), then Executive shall be entitled to the above Resignation Rights plus Executive shall be entitled to accelerated vesting of 100% of the Restricted Stock granted to him pursuant to Section 3A(c) above and, notwithstanding and in lieu of paragraph 1(d)(v) above, Executive shall further be entitled to a bonus based on comparable USA executives for fiscal 2003 (or the applicable fiscal year, as the case may be) pro rated through the termination date (together with the Resignation Rights, the "Good Reason Resignation Rights"). For the avoidance of doubt, were Executive to resign after June 30, 2003 for reasons that constitute Good Reason, Executive would be entitled to the Good Reason Resignation Rights, which include the Resignation Rights (as modified herein) but are not in addition to such Resignation Rights (i.e., Resignation Rights are included but are not double counted). Notwithstanding any provision herein to the contrary, for the avoidance of doubt the parties agree that the designation by the Company of a new Reporting Officer shall not constitute a material diminution in Executive's Responsibilities, provided Executive continues to oversee the operations of business units identified by the Company as part of Electronic Retailing.

          (e)    ACCRUED OBLIGATIONS.    As used in this Agreement, "Accrued Obligations" shall mean the sum of (i) any portion of Executive's Base Salary through the date of death or termination of employment for any reason, as the case may be, which has not yet been paid; and (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid.

        2.    CONFIDENTIAL INFORMATION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

          (a)    CONFIDENTIALITY.    Executive acknowledges that while employed by the Company Executive will occupy a position of trust and confidence. Executive shall not, except as may be required to perform Executive's duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or affiliates. "Confidential Information" shall mean information about the Company or any of its subsidiaries or affiliates, and their clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation)

  any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of Executive's employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive's employment by the Company and its subsidiaries or affiliates. As used in this Agreement, "subsidiaries" and "affiliates" shall mean any company controlled by, controlling or under common control with the Company.

          (b)    CONSULTING SERVICES.    During the twenty-four (24) month period commencing immediately upon the termination of Executive's employment for any reason (other than Executive's death or if Executive is unable to work for any employer during the twenty-four (24) month period due to Disability) (the "Consulting Period"), Executive shall be available for consultation with the Company and its subsidiaries and affiliates concerning their general operations and the industries in which they engage in business. In addition, during the Consulting Period, Executive will aid, assist and consult with the Company and its subsidiaries and affiliates with respect to their dealings with clients and the enhancement of their recognition and reputation. During the Consulting Period, Executive shall devote such time and energies to the affairs of the Company and its subsidiaries and affiliates as may be reasonably required to carry out his duties hereunder without jeopardizing Executive's then full-time, non-Company business employment opportunities; provided, however, that Executive shall not be obligated to devote more than 50 hours per year to the performance of such duties. In consideration of Executive's consulting services, and in consideration of Executive's covenants contained in this Section 2, the Company shall pay to Executive $10,000 during each full year of the Consulting Period, payable in equal monthly installments. The Company further agrees to reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the performance of his consulting services in accordance with the Company's reimbursement policy, including, without limitation, the submission of supporting evidence as reasonably required by the Company.

          (c)    NON-COMPETITION.    During the Term and during the Consulting Period, Executive shall not, without the prior written consent of the Company, directly or indirectly engage in or assist any activity which is the same as, similar to or competitive with the Company's Businesses (as defined below) (other than on behalf of the Company or its subsidiaries or affiliates) including, without limitation, whether such engagement or assistance is an officer, director, proprietor, employee, partner, investor (other than (i) as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation or (ii) a passive investor in an investment fund or similar arrangement that holds multiple investments, provided Executive's effective economic interest in any one activity that is similar to or competitive with the Company's Businesses shall not exceed 5% of the economic or voting interest of such activity), guarantor, consultant, advisor, agent, sales representative or other participant, anywhere in the world that the Company or any of its subsidiaries or affiliates has been engaged. The Company's Businesses are defined as (a) the business units of the Company as identified by the Company as part of Electronic Retailing, the operations of which Executive is responsible for overseeing, including initially HSN and related TV, Web and catalog businesses, (b) in connection with Executive's previous position as Executive Vice President and Chief Financial Officer of Ticketmaster, the principal businesses of Ticketmaster as of the Effective Date, including but not limited to (i) the computerized sale of tickets for sporting, theatrical, live theatrical, musical or any other events on behalf of various third party venues and promoters through distribution channels currently being utilized by Ticketmaster or any of its subsidiaries or affiliates, (ii) the operation of Internet websites known as "city guides" which primarily provide local information and build and/or host infosites for small businesses in a searchable database format, (iii) the sale of software/systems to movie theatre exhibitors for ticketing operations, and (iv) the operation of Internet websites which primarily provide classified matchmaking personals, and (c) upon the close of the transaction, Entertainment Publications, Inc. Notwithstanding paragraph 2(c)(b)(i) above, the parties agree Executive shall be entitled to work or consult with any business which sells tickets for its own benefit only as part of its primary business (eg, sports teams, arenas, theatrical and movie production companies).

          (d)    NON-SOLICITATION OF EMPLOYEES.    Executive recognizes that he will possess confidential information about other employees of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive's business position with the Company. Executive agrees that, during the Term (and for a period of twenty-four (24) months beyond the expiration of the Term), Executive will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries or affiliates for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such confidential information or trade secrets about other employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Executive's duties hereunder.

          (e)    PROPRIETARY RIGHTS; ASSIGNMENT.    All Executive Developments shall be made for hire by the Executive for the Company or any of its subsidiaries or affiliates. "Executive Developments" means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to the Executive or work performed by the Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Executive Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. The Executive shall acquire no proprietary interest in any Confidential Information or Executive Developments developed or acquired during the Term. To the extent the Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Executive Development, the Executive hereby assigns to the Company all such proprietary rights. The Executive shall, both during and after the Term, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in Confidential Information and Executive Developments.

          (f)    COMPLIANCE WITH POLICIES AND PROCEDURES.    During the Term, Executive shall adhere to the policies and standards of professionalism set forth in the Company's Policies and Procedures as they may exist from time to time.

          (g)    REMEDIES FOR BREACH.    Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have 30 days from receipt of Executive's notice to cure any such breach. The Company expressly agrees and understands that the Company will notify Executive in writing of any alleged breach by Executive of this Agreement and Executive's obligations hereunder, and Executive will have 30 days from the receipt of Company's notice to cure any such breach to the extent curable as provided in paragraph 1(c) above. Executive expressly agrees and understands that the remedy at law for any breach by Executive of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive's violation of any provision of this Section 2 the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 2 shall be deemed to limit the Company's remedies at law or in equity for any breach by Executive of any of the provisions of this Section 2, which may be pursued by or available to the Company.

          (h)    SURVIVAL OF PROVISIONS.    The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

        3.    TERMINATION OF PRIOR AGREEMENTS.    This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties (and, in the case of the Company, its subsidiaries and affiliates, including Ticketmaster) with respect to the subject matter of this Agreement, including but not limited to the Employment Agreement, dated as of June 1, 2002, between Executive and Ticketmaster; provided, however, that this Agreement does not terminate or supersede Executive's rights and obligations under pre-existing stock option agreements and restricted stock agreements between Executive and the Company and Executive and Ticketmaster and/or Ticketmaster Online-Citysearch, Inc., as the case may be, which such agreements shall continue in accordance with their terms except as specifically modified by paragraph 1(d) above; provided, further, that Executive shall continue to avail himself of such indemnification as he is entitled to under his prior employment with Ticketmaster to the extent permitted by law and consistent with Ticketmaster's policies. Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. Executive hereby represents and warrants that by entering into this Agreement, Executive will not rescind or otherwise breach an employment agreement with Executive's current employer prior to the natural expiration date of such agreement, other than the Employment Agreement, dated as of June 1, 2002, between Executive and Ticketmaster.

        4.    ASSIGNMENT; SUCCESSORS.    This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor.

        5.    WITHHOLDING.    The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

        6.    HEADING REFERENCES.    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to "this Agreement" or the use of the term "hereof" shall refer to these Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

        7.    WAIVER; MODIFICATION.    Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto. Notwithstanding anything to the contrary herein, neither the assignment of Executive to a different Reporting Officer due to a reorganization or an internal restructuring of the Company or its affiliated companies nor a change in the title of the Reporting Officer (except as otherwise provided in paragraph 1(d) above) shall constitute a modification or a breach of this Agreement.

        8.    SEVERABILITY.    In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

        9.    INDEMNIFICATION.    The Company shall indemnify and hold Executive harmless for acts and omissions in Executive's capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in Section 1(c) of this Agreement.

ACKNOWLEDGED AND AGREED:

Date:

USA INTERACTIVE
By: Title:
THOMAS J. McINERNEY

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  EXHIBIT 10.27